Exhibit 10.1

SEARS HOLDINGS	EDWARD S. LAMPERT Chairman

February 23, 2011	Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, IL 60179

Louis J. D’Ambrosio

Dear Lou,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Chief Executive Officer and President, reporting to the Board of Directors of SHC. Your start date is February 24, 2011. This letter serves as confirmation of our offer subject to the contingencies listed below. Please note that the offer is subject to the approval of the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”), the appointment to your position by the Board of Directors and your execution and delivery of this letter and an Executive Severance Agreement.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $1,000,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with a target annual incentive of 200% of your base salary. Your annual incentive award, if any, under the 2011 AIP will be prorated from your start date through January 28, 2012, the last day of SHC’s 2011 fiscal year. The 2011 AIP will be approved by the Compensation Committee by May 1, 2011. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at SHC on the last day of SHC’s 2011 fiscal year. For avoidance of doubt, you will not be eligible to participate in the Sears Holdings Corporation Long-Term Incentive Program.

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A grant of restricted SHC common stock valued at $6,000,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted will be determined using the NASDAQ regular market hours closing price of SHC common stock on the grant date. The grant date will be the date of approval of the Compensation Committee of this grant. The restricted shares under this grant will be scheduled to vest on a graduated basis, with 1/3rd of the total shares vesting on each of the next three (3) anniversaries of your start date, and will be subject to the terms of a restricted stock award agreement in the form provided by SHC.

An additional restricted stock grant (“additional grant”) in an amount equal to two times (2X) the number of SHC shares purchased by you in the market within the first five (5) clear trading days after the formal public announcement of your hiring, up to a maximum purchase price by you of $1,000,000, exclusive of commission (“your aggregate stock purchases”). The additional grant date will be the second (2nd) business day following the date upon which the General Counsel of SHC receives written notice and confirmation of the completion of your aggregate stock purchases. The restricted shares granted under this additional grant will be scheduled to vest on a graduated basis, with fifty percent (50%) of the total shares granted vesting on each of the next two (2) anniversaries of your start date, and will be subject to the terms of a restricted stock agreement in the form provided by SHC.

Louis J. D’Ambrosio

February 23, 2011

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You will receive a one-time sign-on bonus of $150,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC, other than for Good Reason, death or Disability, or are terminated by SHC for Cause (as such capitalized terms are defined in the Agreement (defined below)) within twelve (12) months of your start date, you will be required to repay a pro rata portion of this amount to SHC within thirty (30) days of your last day worked. The pro-ration shall be based upon a fraction, the numerator of which is twelve (12) minus the number of completed months worked through your termination date and the denominator of which is twelve (12).

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not a party to any agreement, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (i) of the preceding sentence or (B) become a party to any agreement described in clause (ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement) after six (6) months but before twelve (12) months of employment, you will be deemed to have vested in a pro rata portion of each of your restricted stock grants referred to above that you were scheduled to vest as of the first anniversary of your start date. The pro-rated determinations shall be based upon a fraction, the numerator of which is the number of completed months worked measure from your start date through your termination date and the denominator of which shall be twelve (12).

If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement) after completing twelve (12) months of employment (“first anniversary”), you will receive salary continuation equal to one month of base salary for each complete month worked beyond your first anniversary up to a maximum salary continuation period of twelve (12) months, and subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This offer is contingent upon receipt of your signed Agreement.

Louis J. D’Ambrosio

February 23, 2011

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Your office and primary place of employment will be the Hoffman Estates, Illinois Support Center. You will be provided commuter benefits during employment. These commuter benefits will include round trip transportation by a mutually agreeable charter aircraft service between Philadelphia and the greater Chicago metropolitan area, for which you will be responsible for any tax on the imputed income. Commuter benefits will also include corporate housing in the Hoffman Estates area, and, if you do not maintain a car in Illinois, company-furnished ground transportation for use while you are in the Hoffman Estates and greater Chicago metropolitan area. You also will be provided ground transportation between your home in Philadelphia and the local airport for travel to the Hoffman Estates office. You also will be reimbursed for business travel and other business expenses in accordance with the company standard corporate travel policy, as appropriate.

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Should you decide to relocate to the greater Chicago metropolitan area, you will be eligible for relocation assistance as approved by the Compensation Committee. If you relocate, the commuter benefits described immediately above will cease as of such relocation. To receive relocation assistance, you will be required to sign a relocation repayment agreement.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other senior executives of SHC, in accordance with the applicable terms, conditions and availability of those programs.

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This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification, pre-employment drug test and satisfactory review of your executive physical.

Lou, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer.

To accept, sign below and return this letter along with your signed Agreement to my attention.

Sincerely,

/s/ Edward S. Lampert
Edward S. Lampert

Enclosures

Accepted:

/s/ Lou D’Ambrosio	2/23/11
Louis J. D’Ambrosio	Date